GulfMark Offshore
Announces New Controller

     April 6, 2004 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that Carla S. Mashinski, (C.P.A. and C.M.A.) has been appointed as Controller of GulfMark Offshore, Inc. effective immediately. A graduate of the University of Tennessee with a B.S. in Accounting and a candidate for the Executive M.B.A. from the University of Texas in May 2004, Ms. Mashinski has most recently served as Vice President, Finance Transformation a Duke Energy North America. She was Vice President and Controller of Duke Energy North America for two and one half years and Managing Director and Controller of Duke Energy International for two years prior to her most recent position. Her background also includes fourteen years of experience in various financial positions of increasing responsibility with Shell Oil Company from 1985-1998.

     Ms. Mashinski is active in professional organizations as a member of the American Institute of Certified Public Accountants, Texas Society of CPA's, Institute of Management Accountants and Financial Executives International. In addition, she has been a participant in several management development programs at the University of Texas and Wharton School of Business.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty-three (53) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil, India and West Africa.

Contact:     Edward A. Guthrie, Executive Vice President & CFO
                    E-mail: Ed.Guthrie@GulfMark.com
                   (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.